Exhibit 99.1

Hanmi Financial Corporation Announces Closing of $80.5 Million Underwritten Public Offering of Common

Stock, Including Exercise of Underwriters’ Over-Allotment Option

LOS ANGELES, November 18, 2011 — Hanmi Financial Corporation (Nasdaq: HAFC) (the “Company”), the holding company for Hanmi Bank, today announced the closing of its previously announced underwritten public offering of common stock. FBR Capital Markets & Co. acted as the underwriter for the offering. The Company raised $80.5 million in gross proceeds by issuing 100,625,000 shares of the Company’s common stock, which includes the issuance of an additional 13,125,000 shares of common stock as a result of the underwriter’s exercise of its over-allotment option, at a price to the public of $0.80 per share. Woori Investment & Securities Co., Ltd. purchased 10,000,000 shares of common stock in the offering and holds approximately 4.0% of the Company’s outstanding common stock (taking into account the shares issued in the offering).

The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $77.2 million. The Company intends to contribute a substantial portion of the net proceeds from the offering to Hanmi Bank as additional capital and to support future organic growth and future acquisition driven growth. The Company intends to retain the remaining net proceeds at the Company level for use as working capital and other general corporate purposes.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements

This news release contains forward-looking statements for which the Company claims the protection of the safe harbor contained in the Private Securities and Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The Company’s Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect its business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact: Hanmi Financial Corporation

David Yang

Investor Relations Officer

(213) 637-4798